EXHIBIT 5

                          TUCSON ELECTRIC POWER COMPANY

                               Mail Stop UE202
                   One S. Church Ave., Post Office Box 711
                              Tucson, Arizona 85702

August 2, 2002

UniSource Energy Corporation
One South Church Avenue
Tucson, Arizona  85701

      Re:   Registration on Form S-8 of UniSource Energy
            Corporation (the "Company")

Ladies and Gentlemen:

      At your request, I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 204,000 shares of Common Stock, no par value, of the Company (the "Common Stock"), to be issued pursuant to the UniSource Energy Corporation 1994 Outside Director Stock Option Plan, as amended (the "Plan"). I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock to be issued pursuant to and in accordance with the Plan.

      Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

      I consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Respectfully submitted,

                                    /s/ Vincent Nitido, Jr.

                                    Vincent Nitido, Jr.
                                    Vice President, General Counsel
                                    & Corporate Secretary